Exhibit 99.2

US Airways, Inc.
Special Employee Bulletin
August 16, 2004

US Airways has asked the Internal Revenue Service for authority to reschedule contributions to the defined benefit pension plans for the Association of Flight Attendants and the International Association of Machinists representing mechanical and related employees. The following are answers to commonly asked questions.

Q. Why is the company seeking to spread out payments to the AFA and IAM defined benefit pension plans?

A. In a nutshell, to preserve liquidity at a critical time for the company. As the company moves to transform itself into an airline capable of competing in today's environment, it will require time and significant cash

Q. How much is due in pension fund payments for the 2004 plan year?

A. A total of approximately $67.5 million is due for the AFA and IAM plans for the 2004 plan year.

Q. If the waiver is granted, does this mean US Airways will make no payments into the plan for 2004?

A. No it does not. US Airways is asking the IRS to allow it to spread out payments that would be due over an 18-month period for up to five years instead.

Q. Isn't this what United Airlines just did?

A. No. Last month United, which is operating under bankruptcy court protection, said it would stop making any contributions to its defined benefit pension plans until it emerges from bankruptcy. United told the judge its lenders would not allow it to keep making payments.

US Airways is not petitioning the IRS to stop payments. The company has only asked for permission to reschedule 2004 plan year payments.

Q. How will a rescheduling of payments affect retirees and current employees?

A. If our waiver application is approved, it will not have any impact on pension payments under these plans. The plans will still be obligated to make current monthly pension payments on time and in full. A rescheduling of these payments will also have no impact on a current employee's ability to retire under these plans.

Q. Why does this apply only to the AFA and IAM plans?

A. Those are the only two work groups that have defined benefit pension plans for which the company is required to make contributions. Others in the company are covered by defined contribution plans in which US Airways contributes to individuals' 401(k) plans.

Q. What happens if the IRS does not approve the request for a waiver?

A. Without the waiver, the required contributions for the Plan Year 2004 will significantly impact the company's ability to successfully implement its Transformation Plan, thereby causing US Airways temporary, substantial business hardship.